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                                                                    EXHIBIT 11.1


                             Interpore International
                      Computations of Net Income Per Share
                      (in thousands, except per share data)
                                   (unaudited)

                                                                              Three months ended March 31,
                                                                              ----------------------------
                                                                               1997                 1996
                                                                              ------               ------
Net income                                                                    $  259               $  175
                                                                              ======               ======
Calculation of shares used in computing net income per share:
     Weighted average common shares outstanding                                6,955                6,963
     Weighted average convertible preferred stock                                 77                  240
     Common share equivalents outstanding                                        284                  306
                                                                              ------               ------
Shares used in computing net income per share                                  7,316                7,509
                                                                              ======               ======

Net income per share                                                          $  .04               $  .02
                                                                              ======               ======


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